Exhibit 99.1

AMERICAN VANGUARD ENTERS EXCLUSIVE MULTI-YEAR LICENSING AGREEMENT WITH DOW

AGROSCIENCES TO SUPPLY LORSBAN® INSECTICIDE IN SMARTBOX®

Newport Beach, CA – January 11, 2006 - American Vanguard Corporation (AMEX:AVD) today announced that its wholly owned subsidiary, AMVAC Chemical Corporation, entered into an exclusive multi-year licensing agreement with Dow AgroSciences, a wholly owned subsidiary of The Dow Chemical Company (NYSE:DOW), to market, sell and distribute Lorsban 15G insecticide (active ingredient chlorpyrifos), through AMVAC’s SmartBox delivery system in the United States.

AMVAC has licensed the entire agricultural label from Dow AgroSciences and will begin selling Lorsban SmartBox in the 2006 season.

Glen Johnson, Senior Vice President and Director of Business Development for AMVAC, stated, “Lorsban represents the fifth product we will market through our SmartBox system and the first product we have licensed for use outside of corn and soybeans. This license will substantially broaden our reach into crops we do not currently serve with SmartBox including various vegetable crops, sugar beets, sweet potatoes, and peanuts. We see this agreement as an important opportunity to further develop the positioning of SmartBox as the delivery system of choice for granular insecticides.”

Eric Wintemute, President and CEO of American Vanguard, stated, “While we have a long-standing relationship with Dow, this license is the first deal between our two companies. We hope that this agreement will serve as the basis for future collaborations.”

Hank King, Lorsban product manager of Dow AgroSciences, commented, “We are very pleased that Lorsban 15G will be available to farmers in the state-of-the-art SmartBox system. The cost effective performance of Lorsban 15G combined with the superior SmartBox technology make a perfect fit, and provide farmers with additional options for pest control.”

AMVAC’s SmartBox is a closed handling system that combines precision insecticide application with reduced applicator exposure. Its 50-lb. returnable containers conveniently eliminate the need to open, pour and dispose of bags as well as reducing the risk of skin contact or inhalation exposure. It also features in-cab push-button insecticide control, monitoring and data record keeping capabilities. The SmartBox is a low-maintenance system that can be easily fitted on all major brands of planters.

Lorsban 15G controls a broad spectrum of insect pests such as corn rootworms, lesser cornstalk borer, cutworms, wireworms, white grubs and sugar beet root maggot. The product also inhibits the growth and development of white mold disease. Accordingly, Lorsban 15G is registered for use on alfalfa, asparagus, corn (field, sweet, and corn grown for seed), citrus grove floors, grain sorghum/milo, onions (dry bulb), peanuts, soybeans, sugar beets, sunflowers, sweet potatoes, tobacco, and various vegetable crops.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamental management, and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72), FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40) and Forbes’ 200 Best Small Companies (#59). 2005 marks the third consecutive year American Vanguard has been included on these three lists – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

American Vanguard, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by American Vanguard’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in American Vanguard’s SEC reports and filings. All forward-looking statements, if any, in this release represent American Vanguard’s judgment as of the date of this release.

Lorsban is a registered trademark of Dow AgroSciences LLC.

SmartBox is a registered trademark of AMVAC Chemical Corporation.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.

Eric G. Wintemute, President & CEO		www.theequitygroup.com

(949) 260-1200		Lauren Till

LTILL@equityny.com

(212) 836-9610